UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 12, 2017

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

California	001-13111	94-3229046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7999 Gateway Blvd., Suite 300, Newark, California 94560
(Address of principal executive offices, with zip code)

(510) 744-8000
(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company             ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.            ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2017, Depomed, Inc. (the “Company”) entered into an agreement with Thadd Vargas, the Company’s Senior Vice President, Business Development, pursuant to which Mr. Vargas will retire and resign as an officer of the Company, effective as of July 31, 2017.  Mr. Vargas has lead the Company’s business development function since 2002.  In connection with his retirement from the Company, and pursuant to the release of claims executed in connection with his resignation, and not revoked in accordance with applicable law, Mr. Vargas will receive a lump sum cash payment equal to his current annual base salary, a lump sum cash payment equal to a pro-rata portion of the annual bonus he would have earned for 2017 based on actual performance of the Company over the entire year (payable in 2018 at the same time annual bonuses are paid to executives generally), and Company-paid health insurance benefits for a period of 12 months.  In addition, approximately 22,000 restricted stock units held by Mr. Vargas will vest as scheduled on December 1, 2017.  Mr. Vargas will also receive a consulting fee for providing certain business development related consulting services to the Company from August 2, 2017 through December 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.
Date: July 13, 2017
/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel